EXHIBIT 11

COMPUTATION OF EARNINGS PER SHARE
(Dollars in thousands except per share amounts)


                                                     For six months ended June 30,
                                                     1999                     1998
                                            Basic          Diluted        Basic       Diluted

Net loss                                      ($826)         ($826)      ($2,902)     ($2,902)

Shares:

Weighted average number of
 shares of common stock
 outstanding                              3,866,557      3,866,557     3,812,478    3,812,478

Shares assumed issued (less shares
 assumed purchased for treasury) on
 stock option agreements                         -              -              -            -

Rounding                                        443           443            522          522
                                          3,867,000     3,867,000      3,813,000    3,813,000

Net loss per common share                    ($0.21)       ($0.21)        ($0.76)      ($0.76)


                                                     For three months ended June 30,
                                                     1999                     1998
                                            Basic          Diluted        Basic       Diluted

Net loss                                     ($ 173)       ($ 173)        ($ 201)      ($ 201)

Shares:

Weighted average number of
 shares of common stock
 outstanding                              3,875,435     3,875,435      3,813,251    3,813,251

Shares assumed issued (less shares
 assumed purchased for treasury) on
 stock option agreements                         -             -               -            -

Rounding                                      (435)         (435)           (251)        (251)
                                         3,875,000     3,875,000       3,813,000    3,813,000

Net loss per common share                   ($0.04)       ($0.04)         ($0.05)      ($0.05)

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